SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND
                             EXCHANGE ACT OF 1934


                               December 30, 1997
                       (Date of Earliest Event Reported)


   AIRPLANES LIMITED                                 AIRPLANES U.S. TRUST

(Exact Name of Registrants as Specified in Memorandum of Association or Trust
                                  Agreement)


       Jersey, Channel Islands                       Delaware
               (State or Other Jurisdiction of Incorporation or
                                 Organization)

       33-99970-01                                   13-3521640
       (Commission File                              (IRS Employer
       Number)                                       Identification No.)


       Airplanes Limited                             Airplanes U.S. Trust
       22 Grenville Street                           1100 North Market Street
       St. Helier                                    Rodney Square North
       Jersey, JE4 8PX                               Wilmington, Delaware
       Channel Islands                               19890-0001
       (011 44 1534 609 000)                         (1-302-651-1000)

          (Addresses and Telephone Numbers, Including Area Codes, of
                   Registrants' Principal Executive Offices)


Item 5. Other Events

       Press Release dated Decemeber 30, 1997


                                 Press Release
                                Airplanes Group


Airplanes Group (the "Company") filed a registration statement today with the U.S. Securities and Exchange Commission for the issue of $850 million in new debt securities. The new securities will be issued to refinance the Company's outstanding $850 million of Subclass A-1 Pass Through Certificates. The refinancing is expected to occur on March 16, 1998, which is the expected final payment date for the Subclass A-1 Pass Through Certificates. The underwriting syndicate for the offering is being lead managed by Morgan Stanley & Co. Incorporated. Lehman Brothers and Salomon Smith Barney are acting as co-managers. As of September 30, 1997, Airplanes Group owned 228 aircraft on lease to 77 operators in 40 countries.

Airplanes Group is also announcing today the sale of six of its DC8 freighter aircraft to Emery Worldwide Airways ("Emery"), the current lessee of such aircraft. The aggregate sale price for the aircraft meets the aggregate "target price" required under the terms of the Company's notes. Delivery of the DC8 aircraft to Emery is expected to occur between December 30, 1997 and February 15, 1998.

The registration statement filed today contains more information about the refinancing. The registration statement also contains information regarding developments in aircraft values since the last appraisal of the Company's aircraft in February 1997. The Company expects to obtain updated appraisals of the aircraft in late January 1998 in advance of the refinancing. Those appraisals are expected to show a greater decrease than that assumed by the
aircraft depreciation schedules relating to the Company's notes.   With a few
exceptions, greater than assumed decreases are anticipated across the portfolio of aircraft with significant impacts resulting from decreases in values of Fokker 100s, DC8s, and, to a lesser extent, B767s, MD11s and MD83s. These greater than assumed decreases are anticipated due primarily, in the case of the Fokker 100s, to Fokker exiting the industry, and, in the case of MD11s and MD83s, to the Boeing/McDonnell Douglas merger. In the case of the B767s and DC8s, these greater than assumed decreases are anticipated due in part to increased competition from other aircraft types. In addition, greater than assumed decreases are also anticipated with respect to the values of A320-200s and B737-300/400/500s due primarily to continued price discounting by Boeing and Airbus.

In addition to being used in connection with the refinancing, the January 1998 appraisals will be used to determine, as required by the terms of the Company's notes, whether excess cashflow should be redirected to the Class A Notes via the Class A Principal Adjustment Amount. Required Class A Principal Adjustment Amounts would not affect payments of interest on the Company's
Class A-D Notes but can cause the suspension of scheduled principal payments on the Class C Notes (scheduled to commence in May 1998) and Class D Notes (scheduled to commence in May 1999) and interest payments on the Class E Notes.

The exact extent to which the actual decrease in aircraft values to be demonstrated by the January 1998 appraisals will exceed the assumed value decline and the size of required Class A Principal Adjustment Amounts will not be known until such appraisals are obtained. Airplanes Group expects, however, that the actual value decrease will exceed the assumed value decrease to a similar extent to that experienced in February 1997. It should be noted that at December 15, 1997, Airplanes Group had exceeded scheduled payments to the Class A Notes by $41 million and therefore, the required Class A Principal Adjustment Amount will reflect such repayments and will be further offset by net cash proceeds from the sale of the six DC8 Aircraft to Emery.

Further information regarding the refinancing

A registration statement relating to the debt securities to be offered by the Company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any country, jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such country, jurisdiction or state.

December 30, 1997

For further information, please contact:
Edward Hansom at tel +353 61 706505, or
Paul Farrell at tel +353 61 706408


                                  SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


      AIRPLANES LIMITED


Date: December 30, 1997                          /s/ Roy M. Dantzic*
                                                 -----------------------
                                                 Director and Officer


Date: December 30, 1997                          AIRPLANES U.S. TRUST


                                                /s/ Roy M . Dantzic*
                                                ------------------------
                                                Controlling Trustee
                                                and Officer


                                                *By: /s/ Michael Walsh
                                                ------------------------
                                                Attorney-in-Fact


                                 EXHIBIT INDEX

Exhibit A - Power of Attorney for Airplanes Limited
Exhibit B - Power of Attorney for Airplanes U.S. Trust